March 16, 2001


United States Securities and
Exchange Commission
Washington, D.C.

Attention: Richard K. Wulff
           Chief, Office of Small Business

Dear Mr. Wulff,

RE:  The Gambler Network.com, Inc.
     Amendment to Registration Statement
      on Form 10SB
     File No. 0-31599
     Filed September 21, 2000

Dear Mr. Wulff,

  We are now enclosing for your consideration the financial statements as required by Item 310 of Regulation SB and amended Exhibits 27.

  If you have any questions feel free to contact the undersigned at 905-731-0189

Yours very truly

/s/ M. Winick

Marvin N. Winick

                          THE GAMBLER NETWORK.COM, INC.
                          (A Development Stage Company)

                             Financial Statements

                               August 31, 2000

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
The Gambler Network.Com, Inc.


We have audited the accompanying balance sheet of The Gambler Network.Com, Inc. (A Development Stage Company) as of August 31, 2000, and the related statement of operations, cash flows, and changes in stockholders' equity for the period May 31, 2000 (inception) to August 31, 2000 then ended. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Gambler Network.Com, Inc. at August 31, 2000, and the results of their operations and their cash flows for the period, May 31, 2000 (inception) to August 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Michael Johnson & Co., LLC
Denver, Colorado
November 13, 2000






THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
BALANCE SHEET
AUGUST 31, 2000




ASSETS
Current Assets
Cash                                                                $     -
                                                                      -------
Total Current Assets                                                      -
                                                                      -------

Other Assets
Incorporation costs                                                       545
                                                                      -------

Total Other Assets                                                        545
                                                                      -------


TOTAL ASSETS                                                        $     545
                                                                     -------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Advance from shareholder                                            $     545
                                                                      -------

TOTAL CURRENT LIABILITIES                                                 545
                                                                      -------
Stockholders' Equity
Preferred stock, authorized 5,000,000 shares par value $ .001:
none outstanding
Common stock, authorized 50,000,000 shares, par value $ .001,
issued and outstanding - 10,000,000                                    10,000
Deficit accumulated during the development stage                      (10,000)
                                                                      -------
Total Stockholders' Equity                                                 -
                                                                      -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $     545
                                                                      -------

The accompanying notes are an integral part of these financial statements.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD MAY 31, 2000(INCEPTION) TO AUGUST 31, 2000

INCOME                                                             $      -
                                                                      -------
OPERATING EXPENSES
Professional Fees                                                         -
Amortization Expenses                                                     -
Administrative Expenses                                                10,000
                                                                      -------

Total Operating Expenses                                               10,000
                                                                      -------


Net Loss from Operations                                            $ (10,000)
                                                                      =======

Weighted average number of shares outstanding                      10,000,000
                                                                   ==========

Net Loss Per Share                                                 $  (0.001)
                                                                    ========





The accompanying notes are an integral part of these financial statements.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD MAY 31, 2000(INCEPTION) TO AUGUST 31, 2000

Indirect Method


CASH FLOW FROM OPERATING ACTIVITIES
Net loss                                                           $ (10,000)
Adjustments to reconcile net loss to net cash used
operating activities:
Stock issued for services                                             10,000
Changes in assets and liabilities
Increase in Advance from Shareholder                                     545
Increase in Other Assets                                                (545)
                                                                      ------

                                                                      10,000
                                                                      ------

Net Cash Used in Operating Activities                                     -
                                                                      ------

CASH FLOW FROM FINANCING ACTIVITIES
Issuance of common stock                                                  -
                                                                      ------

Net Cash Provided By Financing Activities                                 -
                                                                      ------

Increase(decrease) in Cash                                                -

Cash and Cash Equivalents - Beginning of period                           -
                                                                      ------

Cash and Cash Equivalents - End of period                           $     -
                                                                      ======

Supplemental Cash Flow Information
Interest paid                                                       $     -
                                                                      ======
Taxes paid                                                          $     -
                                                                      ======

The accompanying notes are an integral part of these financial statements.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
FOR THE PERIOD MAY 31, 2000(INCEPTION) TO AUGUST 31, 2000


                                                      Deficit
                                                   Accumulated
                                       Additional   During the
                    Common Stock        Paid-In     Development
                   Shares    Amount      Capital       Stage        Totals
Balance - May 31,
 2000                -     $    -      $    -      $    -         $    -

Stock issued for
 services        10,000,000  10,000          -           -          10,000


Net loss for
period               -          -           -       (10,000)       (10,000)
                 --------   -------     -------     --------       -------

Balances - August
 31, 2000       10,000,000 $ 10,000    $    -     $ (10,000)      $    -
                ==========  =======     =======     =======        =======



















































The accompanying notes are an integral part of these financial statements.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
Notes To Financial Statements
August 31, 2000

Note 1 - Organization and Summary of Significant Accounting Policies:

	Nature of Business

 The Gambler Network.Com, Inc.(the "Company") was incorporated on May 31, 2000 under the laws of the State of Nevada. The Company's primary business operations are to provide the most comprehensive on-line gaming resource and marketplace for businesses and consumers who participate in the gaming industry. The goal is to establish a gaming magazine and develop a gaming web site to take advantage of the e-commerce approach to target the gaming marketplace.

	The Company's fiscal year end is August 31.

	Basis of Presentation - Development Stage Company

 The Company has not earned any revenue from limited principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

	Basis of Accounting

 The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

	Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Cash and Cash Equivalents

	For purposes of the statement of cash flows, the Company considered all
 cash and other highly	liquid investments with initial maturities of three
 months or less to be cash equivalents.

	Net earning (loss) per share

 Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from computation, as their effect is anti-dilutive.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
Notes To Financial Statements
August 31, 2000


	Fair Value of Financial Instruments

 The carrying amount of advances for shareholders is considered to be representative of its respective fair value because of the short-term nature of these financial instruments.

	Income Taxes

 The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

Note 2 - Capital Stock Transactions

 The authorized capital common stock is 50,000,000 shares of common stock at $.001 par value. The Company has issued 10,000,000 of common stock for services rendered as administrative expenses at a cost of $10,000.

Note 3 - Advance from Shareholder

 An officer of the Company advanced cash to the Company for start-up incorporation costs of $545. This advance was unsecured, bears no interest, and is due on demand.

Note 4 - Going Concern:

 The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company operations are in the development stage and the Company has generated no income.

 The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

                          THE GAMBLER NETWORK.COM, INC.
                          (A Development Stage Company)

                          Interim Financial Statements

                               November 30,2000

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
INTERIM BALANCE SHEET
NOVEMBER 30, 2000
(UNAUDITED)


ASSETS
Current Assets
Cash                                                                $    -
                                                                     -------

Total Current Assets                                                     -
                                                                     -------

Other Assets
Incorporation costs                                                      545
                                                                     -------

Total Other Assets                                                       545
                                                                     -------

TOTAL ASSETS                                                        $    545
                                                                     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Advance from shareholder                                            $    545
                                                                     -------

TOTAL CURRENT LIABILITIES                                                545
                                                                     -------

Stockholders' Equity
Preferred stock, authorized 5,000,000 shares par value $ .001:
 none outstanding
Common stock, authorized 50,000,000 shares, par value $ .001,
 issued  and outstanding - 10,000,000                                 10,000
Deficit accumulated during the development stage                     (10,000)
                                                                     -------

Total Stockholders' Equity                                                -
                                                                     -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $    545
                                                                     =======


The accompanying notes are an integral part of these financial statements

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
INTERIM STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2000
(UNAUDITED)


INCOME                                                      $       -

OPERATING EXPENSES
Professional Fees                                                     -
Amortization Expenses                                                 -
Administrative Expenses                                               -
                                                                  -------

Total Operating Expenses                                              -
                                                                  -------

Net Loss from Operations                                         $    -
                                                                  =======

Weighted average number of shares outstanding                   10,000,000
                                                                ==========

Net Loss Per Share                                             $      -
                                                                ==========


The accompanying notes are an integral part of these financial statements.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
INTERIM STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2000
(UNAUDITED)

Indirect Method


Cash Flows From Operating Activities
Net loss                                                          $    -
Adjustments to reconcile net loss to net cash used
 operating activities:
 Stock issued for services                                              -
Changes in assets and liabilities
 Increase in Advance from Shareholder                                   -
 Increase in Other Assets                                               -
                                                                    ------

                                                                        -
                                                                    ------

Net Cash Used in Operating Activities                                   -
                                                                    ------

Cash Flow From Financing Activities
Issuance of common stock                                                -
                                                                    ------

Net Cash Provided By Financing Activities                               -
                                                                    ------

Increase(decrease) in Cash                                              -

Cash and Cash Equivalents - Beginning of period                         -
                                                                    ------

Cash and Cash Equivalents - End of period                          $   -
                                                                    ======

Supplemental Cash Flow Information
 Interest paid                                                     $   -
                                                                    ======
 Taxes paid                                                        $   -
                                                                    ======

The accompanying notes are an integral part of these financial statements

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
Interim Statement of Changes in Stockholders' Equity
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2000
(UNAUDITED)



                                                       Deficit
                                                     Accumulated
                                         Additional  During the
                        Common Stock      Paid-In   Development
                    Shares   Amount        Capital     Stage        Totals
Balance -
 August 31,
 2000              10,000,000 $ 10,000    $   -      $ (10,000)   $   -


Stock issued for
 services            -           -            -            -          -

Net loss for
 period              -           -            -            -          -
                 ---------  -------       -------      -------     ------

Balances -
 November 30,
 2000             10,000,000 $ 10,000     $   -      $ (10,000)    $   -
                   ==========   ======       ========     =======       ======











The accompany notes are an integral part of these financial statements.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
Notes To Financial Statements
November 30, 2000
(UNAUDITED)

Note 1 - Organization and Summary of Significant Accounting Policies:

	Nature of Business

 The Gambler Network.Com, Inc.(the "Company") was incorporated on May 31, 2000 under the laws of the State of Nevada. The Company's primary business operations are to provide the most comprehensive on-line gaming resource and marketplace for businesses and consumers who participate in the gaming industry. The goal is to establish a gaming magazine and develop a gaming web site to take advantage of the e-commerce approach to target the gaming marketplace.

	The Company's fiscal year end is August 31,

	Basis of Presentation - Development Stage Company

 The Company has not earned any revenue from limited principal operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

	Basis of Accounting

 The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

	Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

	Cash and Cash Equivalents

	For purposes of the statement of cash flows, the Company considered all
 cash and other highly	liquid investments with initial maturities of three
 months or less to be cash equivalents.

	Net earning (loss) per share

 Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

THE GAMBLER NETWORK.COM, INC.
(A Development Stage Company)
Notes To Financial Statements
November 30, 2000


	Fair Value of Financial Instruments

 The carrying amount of advances for shareholders is considered to be representative of its respective fair value because of the short-term nature of these financial instruments.

	Income Taxes

 The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

 Note 2 - Capital Stock Transactions

 The authorized capital common stock is 50,000,000 shares of common stock at $.001 par value. The Company has issued 10,000,000 of common stock for services rendered as administrative expenses at a cost of $10,000 which was expensed during the fiscal year ended August 31, 2000.

 Note 3 - Advance from Shareholder

 An officer of the Company advanced cash to the Company for start-up incorporation costs of $545. This advance was unsecured, bears no interest, and is due on demand.

 Note 4 - Going Concern:

 The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company operations are in the development stage and the Company has generated no income.

 The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.